Exhibit 99.4

Trinity Industries, Inc
Analysts Conference Call
November 2, 2006
Comments by Steve Menzies

Thank you, Tim. Good morning!

Industry demand for railcars in North America remained strong as almost 21,500 railcars were ordered during the 3rd quarter of 2006. This is a continuation of the strong pace set in early 2004 that has continued throughout 2005 and into 2006 bringing total orders for the first nine months of this year to almost 77,000. These strong order levels support our view that we are experiencing a market plateau at historically high industry demand levels as opposed to a short term market spike. The almost 77,000 railcars ordered thus far this year compares favorably to the 54,000 railcars ordered in the first nine months of 2005. We expect railcar demand to remain robust across multiple key market segments as a result of solid industry fundamentals such as continued railcar loadings growth and long term railcar replacement demand.

As we’ve mentioned previously, while overall market demand remains strong, railcar demand will shift from time to time from car type to car type. The North American railcar market is driven today by demand for tank cars and covered hoppers serving the renewable fuels and agricultural industries. We also see strong demand for railcars carrying cement and aggregates used in infrastructure projects and commercial construction growth. Recent order inquiries support additional demand for intermodal railcars, autoracks and covered hoppers. Coal car demand has abated pending completion of Powder River Basin rail capacity expansion projects designed to improve system fluidity. However, we have received a modest number of coal car orders reflecting the need to replace older steel coal cars. Long term, we believe significant demand for coal cars will return and additional intermodal equipment will be required to support continued strong growth in that market, as well.

During the 3rd quarter of 2006, Trinity received slightly more than 9,300 railcar orders. All orders that we report are without contingencies. We continue to focus our sales efforts on orders that meet our pricing requirements including long term purchased materials commitments, escalation and surcharge protection, and those that extend our existing production lines. We received orders during the 3rd quarter that will extend production lines for a variety of railcars. Specifically, we received orders for covered hoppers for agricultural products and cement; coal cars; railcars for scrap steel, and tank cars. Our customer mix was diverse as agricultural and industrial shippers, utilities and third party lessors placed orders with us during the 3rd quarter. Current inquiry levels indicate further momentum for orders for a variety of railcars continuing throughout 2007 into 2008 and even into 2009, supporting our production and sales strategies.

The industry-wide production backlog at the end of the 3rd quarter grew to approximately 89,000 railcars from 86,800 at the end of the 2nd quarter 2006. This indicates that industry order levels are outpacing increased industry production. Trinity’s North American railcar production backlog increased 10% from the 2nd quarter 2006 to approximately 32,200 railcars at the end of the 3rd quarter of 2006. In our last conference call, we mentioned our intent to convert production lines at several facilities to produce tank cars in response to the extraordinary growth in renewable fuels. We are pleased to inform you that our plans are moving along quite well and that we will meet our customer commitments with this new production capacity. This is in large part due to our experienced supervisory and labor force combined with proven railcar designs and production resources. We expect extended production runs of railcars serving the renewable fuels market allowing us to realize significant production efficiencies. Our overall goal is to maximize the returns for our portfolio by optimizing production capabilities and product mix. The strong increase in our backlog is evidence of our ability to adapt our production and market focus to be responsive to changing customer requirements.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 3rd quarter. Trinity shipped approximately 2,100 new railcars to its Leasing Company during the 3rd quarter. This represents about 33% of Trinity’s 3rd quarter railcar shipments. Our operating lease fleet now includes a diversified portfolio of approximately 29,200 railcars as compared to approximately 23,300 railcars that were in our fleet on September 30, 2005. The investment in our leasing business helps us develop long term relationships with the end users of our railcars as well as to generate a significant, long-term, stable earnings stream that reduces our susceptibility to market cycles.

Our committed lease backlog at the end of the 3rd quarter increased to approximately 14,500 railcars or 45% of Trinity’s production backlog. This backlog extends into 2008 and has been instrumental in our production planning. Our fleet utilization increased slightly to 99.7% at the end of the 3rd quarter of 2006. The average age of the railcars in our lease fleet is 4.8 years. Our average remaining lease term is more than six years. Lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and rising new car prices. Our renewal rate, the number of leases renewed as a percentage of expiring leases, has been higher than normal indicating continued strong demand for existing railcars. Our average fleet lease rate has continued to increase quarter over quarter reflecting the high number of lease renewals and overall rising lease rates.

I’ll now turn it over to Bill McWhirter.